As filed with the Securities and Exchange Commission on February 9, 2023

Registration Nos. 333-53875, 333-34788, 333-69550, 333-106901, 333-127244,

333-147344, 333-161262, 333-176145, 333-177836,

333-187616, 333-197520, 333-206270, 333-215549,
333-226694, 333-249832, 333-255927, 333-265934

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUMU CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-1577970
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 S 4th St, Suite 401-412
Minneapolis, MN 55415

(Address of principal executive offices and zip code)

Rimage Corporation Amended and Restated 1992 Stock Option Plan

Rimage Corporation 2001 Employee Stock Purchase Plan

Rimage Corporation 2001 Stock Option Plan for Non-Employee Directors

Qumu Corporation Second Amended and Restated 2007 Stock Incentive Plan

Stock Option Agreement dated October 10, 2011
by and between Rimage Corporation and Raymond R. Hood

Stock Option Agreement dated November 26, 2012

by and between Rimage Corporation and Vern Hanzlik

Stock Option Agreement dated January 7, 2013

by and between Rimage Corporation and Peter Shutte

Stock Option Agreement dated May 18, 2015 by and between
Qumu Corporation and Peter J. Goepfrich

Stock Option Agreement dated July 22, 2020 by and between
Qumu Corporation and TJ Kennedy

(Full Title of the Plan)

Copy to:

Thomas A. Krueger	April Hamlin
Chief Financial Officer	Ballard Spahr LLP
Qumu Corporation	2000 IDS Center
400 South 4th Street, Suite 401-412	80 South 8th Street
Minneapolis, MN 55415	Minneapolis, MN 55402
(612) 638-9100	(612) 371-3211

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed by Qumu Corporation (the “Company”) with the Securities and Exchange Commission:

●	Registration No. 333-53875, filed on May 29, 1998, registering 750,000 shares of common stock under the Company’s 1992 Stock Option Plan.
●	Registration No. 333-34788, filed on April 14, 2000, registering 224,058 shares of common stock under the Company’s 1996 Stock Option Plan.
●	Registration No. 333-69550, filed on September 18, 2001, registering 545,000 shares of common stock under the Company’s 2001 Employee Stock Purchase Plan, 2001 Stock Option Plan for Non-Employee Directors, and 1992 Stock Option Plan.
●	Registration No. 333-106901, filed on July 9, 2003, registering 400,000 shares of common stock under the Company’s Amended and Restated 1992 Stock Option Plan.
●	Registration No. 333-127244, filed on August 5, 2005, registering 500,000 shares of common stock under the Company’s Amended and Restated 1992 Stock Option Plan.
●	Registration No. 333-147344, filed on November 13, 2007, registering 730,320 shares of common stock under the Company’s 2007 Stock Incentive Plan.
●	Registration No. 333-161262, filed on August 11, 2009 registering 500,000 shares of common stock under the Amended and Restated 2007 Stock Incentive Plan.
●	Registration No. 333-176145, filed on August 8, 2011, registering 500,000 shares of common stock under the Company’s Second Amended and Restated 2007 Stock Incentive Plan.
●	Registration No. 333-177836, filed on November 9, 2011, registering 150,000 shares of common stock pursuant to the Stock Option Agreement dated October 10, 2011 by and between the Company and Raymond R. Hood.
●	Registration No. 333-187616, filed on March 29, 2013, registering 150,000 shares of common stock pursuant to the Stock Option Agreement dated November 26, 2012 by and between the Company and Vern Hanzlik and the Stock Option Agreement dated January 7, 2013 by and between the Company and Peter Shutte.
●	Registration No. 333-197520, filed on July 18, 2014, registering 500,000 shares of common stock under the Company’s Second Amended and Restated 2007 Stock Incentive Plan.
●	Registration No. 333-206270, filed on August 10, 2015, registering 130,000 shares of common stock pursuant to the Stock Option Agreement dated May 18, 2015 by and between the Company and Peter J. Goepfrich.
●	Registration No. 333-215549, filed on January 13, 2017, registering 500,000 shares of common stock under the Company’s Second Amended and Restated 2007 Stock Incentive Plan.
●	Registration No. 333-226694, filed on August 8, 2018, registering 500,000 shares of common stock under the Company’s Second Amended and Restated 2007 Stock Incentive Plan.
●	Registration No. 333-249832, filed on November 4, 2020, registering 457,692 shares of common stock pursuant to the Stock Option Agreement dated July 22, 2020 by and between the Company and TJ Kennedy.
●	Registration No. 333-255927, filed on May 7, 2021, registering 1,000,000 shares of common stock under the Company’s Second Amended and Restated 2007 Stock Incentive Plan.
●	Registration No. 333-265934, filed on June 30, 2022, registering 1,200,000 shares of common stock under the Company’s Second Amended and Restated 2007 Stock Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of December 17, 2022 (the “Merger Agreement”), by and among the Company, Enghouse Interactive, Inc., a Delaware corporation (“Parent”) and Cosmos Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company effective as of February 8, 2023, with the Company continuing as the surviving corporation and a direct wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corte Madera, State of California, on February 9, 2023.

QUMU CORPORATION

By	/s/ Thomas A. Krueger
Thomas A. Krueger, Chief Financial Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to Registration Statements.